SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities

Act of 1934

Date of Report (Date of earliest event reported) September 19, 2002

AMERISERV FINANCIAL, Inc.

(exact name of registrant as specified in its charter)

Pennsylvania        0-11204        25-1424278

(State or other     (commission    (I.R.S. Employer

jurisdiction        File Number)   Identification No.)

of Incorporation)

Main and Franklin Streets, Johnstown, Pa.  15901

(address or principal executive offices)   (Zip Code)

Registrant's telephone number, including area code: 814-533-5300

N/A

(Former name or former address, if changed since last report.)

Form 8-K

Item 5. Other Events.

AMERISERV FINANCIAL Inc. (the "Registrant") announced new capital program and specifics regarding earnings improvement program. For a more detailed description of the announcement see the press release attached as Exhibit #99.1.

Exhibits

--------

Exhibit 99.1   Press release dated September 19, 2002, announcing new capital program and specifics regarding earnings improvement program.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISERV FINANCIAL, Inc.

By /s/Jeffrey A. Stopko

Jeffrey A. Stopko

Senior Vice President

& CFO

Date: September 19, 2002

Exhibit 99.1

 For information contact:

Jeffrey A. Stopko

    September 19, 2002

Senior Vice President &

Chief Financial Officer

(814)-533-5310

AMERISERV FINANCIAL ANNOUNCES NEW CAPITAL PROGRAM AND SPECIFICS REGARDING EARNINGS IMPROVEMENT PROGRAM

Johnstown, Pa- AmeriServ Financial, Inc. (NASDAQ NMS: ASRV) announced today that its Board of Directors finalized the first phase of the previously announced earnings improvement program and has established a new dividend rate effective with the fourth quarter dividend declaration scheduled for November 2002.  The Company’s new common dividend rate is $0.12 per year which equates to a yield of 4.80% at the current price of $2.50.  Publicly traded Pennsylvania bank stocks currently yield 2.9%.  The new dividend rate continues the corporate philosophy of providing shareholders with a better than peer common stock dividend yield.  The Board of Directors also has approved targeting a common dividend payout ratio within the range of 40% to 60% of net income, a range that is consistent with comparable Pennsylvania bank holding companies.

The Board of Directors also approved the capital management strategy of using excess cash earnings beyond that required to support the common dividend at the new rate and the dividend requirement on its trust preferred securities to reinstate, at its discretion, a stock buyback program.  This buyback program could apply to either its common stock or trust preferred shares.  This strategy is feasible because the Company continues to be considered well capitalized for regulatory purposes with an asset leverage ratio at June 30, 2002 of 7.46%, compared to a regulatory minimum of 5.0%.

The first phase of the earnings improvement program will produce at least $4 million of pre-tax earnings improvement with $3.5 million or 88% coming from identified cost savings and $500,000 or 12% coming from identified revenue enhancements.  The first phase will begin immediately and be completed by year-end. Within the cost savings, approximately $2 million will be achieved through a reduction in force that will result in the elimination of 43 full-time equivalent employees or 9.1% of the Company’s workforce.  The jobs being eliminated include 23 union positions and 20 non-union positions.  The Company in 2003 also plans to implement a wage freeze for all non-union personnel and will suspend the Executive at Risk Compensation Plan.

Other expense savings will be achieved through a significant curtailment of advertising expense, reduced technology-related expenditures through reallocation of existing personal computers, reduced charitable contributions, and the deferment of certain planned capital expenditures.  Within the branch network the Company will consolidate the East Hills office into the nearby University Heights office; the East Hills drive-up facility will remain open. Seven-day convenience hours will be reduced at the Somerset office while Saturday hours will still be maintained.

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The leadership of United Steelworkers of America, AFL-CIO-CLC, Local Union 2635-06/07 has agreed to present a package of certain wage and benefit cost savings for 2003 to the union membership for vote at a special meeting to be held on September 22, 2002.  Greater details on the package and the outcome of the membership vote will be provided next week.  AmeriServ Financial is one of just thirteen unionized banks in America and has been unionized since 1973.  Local 2635-06/07 represents approximately 58% of the Company’s employees.

Full earnings benefit from all first phase actions will be achieved in 2003.  The Company does expect to report a net loss for the third quarter of 2002 due in part to approximately $1 million in charges associated with the earnings improvement program.  The Company also plans to further strengthen its allowance for loan losses in the third quarter and will incur additional mortgage servicing impairment charges as a result of the continued downward movement in mortgage interest rates.  A portion of the mortgage servicing impairment charge will be offset by gains on the sale of certain investment securities that have risks of accelerated prepayments or extension.

Phase two of the earnings improvement plan will begin immediately and continue through the first quarter of 2003.  This phase will include, but not be limited to, continued efforts to sell or exit Standard Mortgage Corporation of Atlanta, Georgia and the commercial leasing business line.  Additionally, the Company’s trust, commercial lending, loan processing, and management information systems divisions will undergo a full strategic and efficiency evaluation.  Independent consulting experts will be used, in part, to accomplish the goals of this second phase with the associated consulting costs to be expensed in the fourth quarter of 2002.

Orlando Hanselman, Chairman, President and CEO and Jeffrey Stopko, Senior Vice President and CFO will host a conference call that will further discuss this press release and will be web cast live over the Internet on September 24, 2002 at 4:00 pm EDT.  To listen live over the Internet to the web cast simply log on to www.videonewswire.com/AMERISERV/092402 or to participate in the conference call dial 1-800-233-2795 and use conference ID# AMERISERV.  To listen to an audio replay of the web cast dial 1-800-839-4018 for up to 45 days after the conference call.

AmeriServ Financial, Inc., a financial holding company is the parent of AmeriServ Financial (the Bank) and AmeriServ Trust & Financial Services in Johnstown, AmeriServ Associates of State College, and AmeriServ Life Insurance Company in Arizona.  The AmeriServ Financial, Inc. customer reach is extensive beyond its primary dominant market of Cambria and Somerset Counties.  The Bank's mortgage subsidiary also has retail mortgage operations based in Greensburg, State College, and Altoona.  Standard Mortgage Corporation (also a subsidiary of the Bank) has mortgage servicing operations based in Atlanta, Georgia.  AmeriServ Associates, the consulting subsidiary, has financial services industry clients that are located in Pennsylvania, Ohio and Michigan.  AmeriServ Trust and Financial Services, with $1.2 billion of client assets under management, has union investor clients in Pennsylvania, Ohio, Michigan, West Virginia, and Indiana.

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